Exhibit 99.1

For Immediate Release	NEWS RELEASE

Contact: Joseph C. Horvath, Chief Financial Officer
(717) 264-7161, Extension 4465
TB WOOD’S REPORTS RESULTS FOR THE FOURTH
QUARTER OF 2006 AND DECLARES QUARTERLY DIVIDEND
CHAMBERSBURG, PA, (February 14, 2007) — TB Wood’s Corporation (NASDAQ: TBWC) announced today that net income for the fourth quarter ended December 31, 2006 was up 30% to $1.2 million, or $0.31 per share compared to a net income of $0.9 million, or $0.23 per share in the fourth quarter of 2005. The fourth quarter included a non-cash charge of $0.04 per share resulting from the Company’s decision to allow the former Chairman, who left the Company to enter government service, to retain his rights under his existing option agreements. Excluding this $0.04 per share non-cash charge, the Company’s fourth quarter earnings would have increased 46% to $1.4 million or $0.35 per share. Revenues for the fourth quarter 2006 were $29.9 million, an 8% increase from $27.7 million for the prior year’s fourth quarter.
For the full year ending December 31, 2006 net income was up 73% to $4.1 million, or $1.05 per share compared to $2.4 million or $0.48 per share for 2005. Excluding the non-cash charge noted above, full year net income would have increased 79% to $4.3 million or $1.09 per share. Revenues for the full year 2006 were $118.9 million, a 7.2% increase from $110.9 million for the prior year.
William T. Fejes, President and CEO, said, “We are pleased to report strong fourth quarter results to close another year of improved financial performance for the Company. Excluding a non-recurring gain in the fourth quarter of 2004, we have delivered eight consecutive quarters of year-over-year improvement in operating profit, net income, and earnings per share. Our 2006 fourth quarter earnings increased 35% from 23 cents per share in 2005 to 31 cents per share on an 8% revenue increase. For the year, our earnings increased 119% to $1.05 per share versus $0.48 per share in 2005. In 2007, we expect continued improvement in our performance as we continue to implement our lean initiatives and accelerate our introduction of new products.”
On February 8, 2007, the Company’s Board of Directors declared a dividend of $0.09 per share on its Common Stock, par value $0.01 per share. The dividend is payable on March 2, 2007 to shareholders of record on February 23, 2007.
TB Wood’s (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates sales and production facilities in the United States, Canada, Mexico, Germany, Italy and India.
This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company’s expectations and assumptions. These expectations and assumptions, as well as the Company’s future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various Company documents filed with the SEC.

TB Wood’s Corporation
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Qtr ended Dec 31		Year ended Dec 31
	2006	2005	2006	2005

Net sales	$29,872	$27,669	$118,935	$110,897
Cost of sales	19,994	18,647	80,790	77,192

Gross profit	9,878	9,022	38,145	33,705
Selling, general, and administrative expenses	7,241	7,084	28,641	27,717

Operating income	2,637	1,938	9,504	5,988
Interest expense and other finance costs	879	690	3,628	2,319

Income before provision for income taxes	1,758	1,248	5,876	3,669
Income tax expense	527	302	1,762	1,289

Net income	$1,231	$946	$4,114	$2,380

Income per share of common stock
Basic:
Net income	$0.33	$0.23	$1.10	$0.48

Weighted average shares of common stock and equivalents outstanding	3,728	4,137	3,731	4,933

Diluted:
Net income	$0.31	$0.23	$1.05	$0.48

Weighted average shares of common stock and equivalents outstanding	3,957	4,179	3,927	4,961